                                                                      EXHIBIT 27

JAMES W. HARDESTY, ESQ.
Nevada State Bar #001110
ANDERSON, PEARL, HARDESTY, LYLE,
  MURPHY & BENNETT
345 East Liberty Street
Third Floor
P.O. Box 21150
Reno, Nevada 89515-1150
Telephone: (702) 348-5000

Attorneys for Plaintiffs

                         UNITED STATES DISTRICT COURT

                              DISTRICT OF NEVADA

- -----------------------------------------X
WILLIAM STEINER and CHARLES MILLER,      :   Case No.
                                         :
                      Plaintiffs,        :   CV - N - 94 - 773 - ECR
                                         :
                v.                       :
                                         :         CLASS ACTION
MAGMA POWER CO., PAUL M. PANKRATZ,       :           COMPLAINT
RALPH W. BOEKER, LESTER L. COLEMAN,      :         ------------
JOHN D. ROACH, THOMAS C. HINRICHS,       :      JURY TRIAL DEMANDED
ROGER L. KESSELER, WILLIAM R. KNEE,      :
BENT PETERSEN, J. PEDRO REINHARD,        :
JAMES D. SHEPARD, LOUIS A. SIMPSON,      :
and DOW CHEMICAL COMPANY,                :
                                         :
                      Defendants.        :
- -----------------------------------------X

     Plaintiffs, by their attorneys, allege upon personal knowledge as to themselves and their own acts, and upon information and belief, based upon the investigation conducted by counsel that included review and analysis of, among other things, public documents filed with the United States Securities and Exchange Commission ("SEC") by defendants Magma Power Company ("Magma" or "Company") and Dow Chemical Company ("Dow"), and by California Energy Company, Inc. ("CECI"), press releases, news articles, written analyses of financial analysts, and various published materials, as follows:

                             SUMMARY OF THE ACTION
                        AND THE EQUITABLE RELIEF SOUGHT


     1. This is a stockholders' class action lawsuit, filed pursuant to Rule 23 of the Federal Rules of Civil Procedure, individually and on behalf of a class consisting of all persons and entities who own the common stock of defendant Magma and are being deprived of the opportunity to realize the full value and benefits of their investment in Magma and their right to the freely exercise their stockholder franchise to choose to either remain stockholders of an "independent" Magma and await the uncertain benefits of continued ownership of Magma, or, to tender their shares pursuant to a recently improved tender offer by CECI to purchase 51% of the outstanding shares of Magma common stock (the "Tender Offer") as the first step in a plan to acquire all of the outstanding shares of Magma ("Proposed Merger").

     2. Plaintiffs allege that, in light of the facts set forth below, Magma's Board of Directors (the "Board"), all of whom have been named as defendants in this action (the "Individual Defendants," defined below), have breached, and are continuing to breach, their fiduciary duties to the stockholders of Magma, with the aid, direction and assistance of defendant Dow, a controlling shareholder of Magma. The Individual Defendants are required, under Nevada state law, to take all reasonable steps to assure the maximization of stockholder value including, the implementation of bidding mechanisms to foster and ensure a fair auction of the Company to the highest bidder; the removal of all improper impediments to the acquisition of Magma, including the impediments to CECI's Tender Offer and Proposed Merger; and the exploration of strategic alternatives which will return greater or equivalent short-term value to the plaintiffs and the Class. Defendants have violated, and continue to violate, such fiduciary duties by, inter alia, failing to seriously consider CECI's bona fide, initial proposal to
- ----- ----                                       ---- ----
negotiate a transaction by which CECI would acquire all outstanding shares of Magma (the "Offer"); failing to seriously consider CECI's bona fide, tender
                                                          ---- ----
offer for the majority of all outstanding shares of Magma for $35 per share, a price that was $7.50 higher than the market price of CECI stock prior to the first public report of a possible business combination between CECI and Magma; and failing to seriously consider CECI's improved Tender Offer and Proposed Merger for $38.50 per share (and associated Preferred Stock Purchase Rights, as described below (the "Rights")), consisting of $28.50 in cash and $10 in CECI stock. Moreover, defendants have deprived, and have strongly indicated by statements and actions that they are likely to persist in seeking to deprive, Magma shareholders of the substantial benefits that would be provided by their allowing a free and unfettered auction for Magma and fully considering any and all proposals to acquire Magma (including the Tender Offer, which was recently sweetened so that CECI is now offering to acquire Magma shares of $38.50 per share), by taking defensive actions that are wrongfully designed to entrench the Individual Defendants and Dow in their positions of control of Magma and to protect Dow's financial interests at the expense of Magma's shareholders, all of which are unreasonable in relation to any perceived threats posed by CECI's Offer, Tender Offer and Proposed Merger. Defendants' conduct is in abrogation of their fundamental fiduciary duties owed to the public stockholders of Magma to seek to maximize the value of Magma stock.

     3. Plaintiffs have also alleged that as part of a plan and course of conduct to prevent the acquisition of Magma by CECI, defendants have disseminated false, misleading and inadequate statements and omitted to state material facts in, and in connection with, Magma's Schedule 14D-9 and amendments thereto, in violation of Section 14(d) and (e) of the Securities Exchange Act of 1934 ("Exchange Act") and the Rules promulgated by the SEC pursuant to the Act, and have committed other acts violative of Section 14 of the Exchange Act. In particular, defendants have issued false and misleading statements and omitted to state material facts concerning inter alia (1) the Individual Defendants'
                                   ----- ----
conflicts of interest resulting from their special ties and relationships with Dow; (2) Dow's conflict of interests with Magma's public stockholders resulting from Dow's inability to realize certain profits from the Tender Offer or any proposal to acquire Magma for a premium because, inter alia, Dow has recently
                                                 ----- ----
purchased a large number of shares of Magma stock which must be offset against any sales of Magma stock occurring six months after such purchases, thus, limiting the profits available to Dow from a premium offer for Magma; and (3) the basis for defendants' statements to the effect that Magma stock is worth well in excess of $35 per share. Accordingly, plaintiffs seek to ensure that they are not deprived of the rights and protections they enjoy under Section 14 of the Exchange Act in connection with the Tender Offer.

     4. The Defendants have been, and are, breaching their fiduciary duties to the stockholders of Magma by, inter alia, refusing to seriously consider a
                              ----------
Tender Offer for the shares of Magma at a substantial premium; failing to implement an auction or other bidding mechanisms or market check procedures necessary to assure that the stockholders receive the highest possible price in connection with a change in control transaction; adopting a Rights Agreement, dated as of October 3, 1994 (known in the parlance of the financial marketplace as a "poison pill," which is designed to deter unsolicited acquisition offers by creating economic penalties for any person attempting to effect a business combination with Magma without approval of the Individual Defendants) that wrongfully favors Dow and the Individual Defendants over any other stockholders by entrenching stockholders who currently own over 10% of Magma stock, such as Dow and the Individual Defendants who collectively own over 33% of the stock of Magma, while penalizing any other person who seeks to acquire in excess of 20% of Magma; abusing the Poison Pill to deprive Magma's stockholders of the right to choose to accept CECI's Tender Offer; abusing provisions of the Nevada General Corporation Law in a way that is ultra vires; hastily adopting lucrative
                                         ----- -----
severance agreements ("Golden Parachutes") applicable to 15 Magma officers and employees, including several of the Individual Defendants, which were designed to make an acquisition of Magma more costly for an acquiror, but which effectively allow Magma's management to appropriate such incremental value of an acquisition for themselves by receiving enormous change in control benefits to the exclusion of, and at the expense of, Magma's public stockholders, and which infringe upon the stockholders' right to elect directors of their own choice, adopting a by-law amendment which eliminates the right to act by written consent and now requires stockholder action to be taken through the scheduling of a special stockholder meeting in order to consider and vote upon any stockholder proposals; and taking other defensive actions, such as the institution of a lawsuit against CECI, placing public advertisements to denounce CECI and discourage shareholders from tendering shares to CECI, and entering into a retainer agreement with a financial advisor that provides for highly excessive fees to be paid by Magma in connection with CECI's Offer, all of which constitute gross corporate waste.

     5. The conduct complained of herein is designed by the Individual Defendants, and by Dow, to entrench themselves in the management and control of Magma and to advance their own personal interests at the expense of Magma's public stockholders. Indeed, defendants' present conduct was wrongfully designed to deter and ultimately thwart any unsolicited expressions of interest to acquire the Company which they have not initiated or approved and to protect the interests of Dow over other stockholders, and were not reasonable responses to any perceived threats caused by CECI's interest in negotiating a merger of CECI and Magma.

     6. Preliminary and permanent injunctive relief and other equitable remedies are sought to protect Magma's public stockholders from the immediately threatened breach of duties owed to them by the defendants and defendants' violations of the Exchange Act. Specifically, plaintiffs seek declaratory, preliminary and permanent injunctive relief; (a) declaring the Individual Defendants in breach of their fiduciary duties under Nevada law unless they take all necessary actions to ensure that the value of Magma stock is maximized; (b) declaring the Individual Defendants in breach of their fiduciary duties should they continue to preclude the stockholders of Magma from taking advantage of CECI's premium Tender Offer by issuing and/or failing to redeem the Rights issued pursuant to the Poison Pill; (b) requiring the Individual Defendants to redeem the Rights; (c) enjoining defendants from taking any steps to enforce or amend the Poison Pill (except to redeem the Rights); (a) declaring unlawful, and enjoining any amendments to, the recently adopted Golden Parachutes; (f) declaring that Magma, and Dow and the Individual Defendants as controlling persons of Magma, have violated Sections 14(d) and (e) of the Exchange Act by, among other things, disseminating misrepresentations and omitting material facts in the Schedule 14D-9 and amendments thereto, concerning, inter alia, the
                                                          ----- ----
reasons for Dow's opposition to the Tender Offer, the basis for defendants' statements that Magma common stock is worth substantially more than $35 per share and the basis for the earnings projections made to support such statements; (g) requiring defendants to issue corrective statements in connection with Magma's 14D-9 and amendments thereto; (h) requiring Magma (once it has extracted CECI's highest and best offer and assuming CECI has tendered a sufficient amount of Magma shares) to approve a business combination with CECI or its affiliate for the purpose of the Nevada General Corporation Law; (i) enjoining any direct or indirect interference with CECI's ability to solicit consents and/or conduct a proxy contest; and (j) enjoining any manipulative franchising or disenfranchising activities (or activities with such direct or indirect effect) by Magma in connection with the special shareholder meeting sought by CECI.

     7. In light of defendants' refusal to negotiate with CECI or develop any alternatives to the Tender Offer and their issuance of false and misleading statements in connection with the Tender Offer, unless the injunctive and declaratory relief requested herein is granted, no acquisition of Magma by CECI can succeed and Magma stockholders will be deprived of their opportunity to choose to receive a premium for their shares. As such, plaintiffs have no adequate remedy at law.

                            JURISDICTION AND VENUE

     8. The claims asserted herein arise pursunt to Sections 14(d) and (e) and 20(a) of the Exchange Act, 15 U.S.C. (S)(S) 78n(d) and (e) and 78t(a), and the rules and regulations promulgated by the SEC thereunder, and the Nevada General Corporation Law.

     9.  This Court has subject matter jurisdiction over this action pursuant to
Section 27 of the Exchange Act, 15 U.S.C. (S) 78aa; 28 U.S.C. (S)(S) 1331(a) (federal question); 28 U.S.C. (S) 1332 (diversity of citizenship); and principles of supplemental jurisdiction.

     10.  Venue is proper in this Court pursuant to 28 U.S.C. (S) 1391(c) and
Section 27 of the Exchange Act. This action involves acts and transactions related to a nationwide tender offer governed by, inter alia, Sections 14(d) and
                                                  ----- ----
(e) of the Exchange Act, 15 U.S.C. (S) 78(n)(d)-(e), which involved the filing of a Schedule 14D-9 by defendant Magma and amendments thereto. The acts and transactions complained of herein have taken place and/or are threatened to occur in this district. Defendants have committed unlawful acts employing instrumentalities of interstate commerce and of the mails, including causing false and misleading statements to be disseminated from and within this district. All defendants either reside or transact business in this judicial district.

                                  THE PARTIES

     11. Plaintiffs William Steiner and Charles Miller are, and at all relevant times were, the owners of shares of common stock of Magma Power who have been damaged and are threatened with further injury by the wrongful actions of the defendants as set forth blow. They bring this action as a class action on behalf of the public stockholders of Magma.

     12. Magma Power is a corporation duly organized and existing under the law of the State of Nevada. The Company and its subsidiaries are engaged in the exploration for, and development of, geothermal resources and the use of such resources to generate electricity, including the development and operation of geothermal power plants. Magma Power maintains its principal executive offices at 4365 Executive Drive, San Diego, California 92121. Magma Power has approximately 24 million shares of common stock outstanding and approximately 2,260 stockholders of record. Magma Power's stock trades on the NASDAQ National Market System.

     13. Defendant Dow is a corporation duly organized under the laws of the State of Delaware. Dow has described itself as a controlling shareholder of Magma in its Schedule 13D filings with the SEC under the Exchange Act. An amendment to Dow's Schedule 13D, filed on October 7, 1994 reflects, that Dow is the beneficial owner of 5,032,430 shares of Magma common stock, which is 20.9% of all the outstanding shares of common stock of Magma. As disclosed in Magma's 14D-9, of the shares beneficially owned by Dow, 857,143 Magma shares were recently acquired by Dow pursuant to an unusual option agreement with Guarantia Banking Limited, a Bahamian corporation ("Guarantia") as more fully described below. The balance of 4,175,267 Magma shares are held by Dow in escrow for the benefit of holders of certain notes issued by Dow, as is also more fully described below.

     14. Dow has numerous relationships with Magma and its directors, all of which underscore the seriously conflicted position of the Magma Board in considering any proposal to acquire Magma in which the interests of Dow and those of Magma's other stockholders are not fully aligned, such as the Tender Offer or any other offer to be made between the next six months, as discussed below. Five of the class Individual Defendants have current or past employment and/or directorial relationships with Dow. In its 1994 proxy statement, Magma reported that it designates each of defendants Kesseler, Knee and Reinhard, all current Dow employees, defendants Boeker and Pankratz (both ex-Dow employees), and Hinrichs and Shepard, as "inside" directors for purposes of determining compensation of directors. A number of Magma's executive officers also either came to Magma after a career at Dow or are or were Dow employees working for Magma pursuant to various agreements by which Magma reimburses Dow for portions of their compensation, such as John R. Peele, Vice President, Secretary and General Counsel of Magma; Trond Aschenhoug, Vice President of North American Operations of Magma; and Kenneth Kerr, Senior Vice President, Commercial Development of Magma.

     15. Defendant Paul M. Pankratz ("Pankratz") is the Chairman of the Board of Directors of Magma Power. In 1993, Pankratz received from Magma Power $722,164 in cash compensation. (1) Defendant Ralph W. Boeker ("Boeker") is a director and the President and Chief Executive Officer of Magma Power. In 1993, Boeker received from Magma Power $1,117,228 in cash compensation.

     16.  Defendants Lester L. Coleman, John D. Roach, Thomas C. Hinrichs, Roger
L. Kesseler, William R. Knee, Bent Petersen, J. Pedro Reinhard, James D. Shepard, and Louis A. Simpson are directors of Magma Power.

     17. The defendants named in paragraph 15 through 17 are hereinafter referred to as the "Individual Defendants."

     18. Because of their positions as officers/directors of the company, the Individual Defendants owe a fiduciary duty of loyalty and due care to plaintiff and the other members of the class. The Individual Defendants are sued individually and as co-conspirators and aiders and abettors, as well as in their capacity as officers and/or directors of Magma, and the liability of each arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

     19. Defendants are liable, as direct participants in the wrongs complained of herein and/or as controlling persons of Magma, and they substantially and knowingly aided and abetted each other in committing these wrongs. The Defendants, because of their positions of control and authority as directors and/or officers of Magma and/or their share ownership, were able to and did, directly or indirectly, control the content of their various public reports, statements, press releases and reports filed with the SEC which were issued and disseminated during the Class Period. As officers and/or directors of a publicly held institution, the Individual Defendants had a duty to disseminate accurate and truthful information promptly with respect to Magma and any other matters material to plaintiffs' decision in connection with the Tender Offer.

     20. By virtue of the acts and conduct alleged herein, the Individual Defendants, who control the actions of Magma have breached and are breaching their fiduciary duties to Magma's public shareholders.

                           CLASS ACTION ALLEGATIONS

     21. Plaintiffs bring this lawsuit on their own behalves and as a class action on behalf of all shareholders of Magma (except defendants herein and any person, firm, trust, corporation or other entity related to, controlled by or affiliated with any of the defendants) and their successors in interest (the "Class") pursuant to Rule 23 of the Federal Rules of Civil Procedure.

     22.  This action is properly maintainable as a class action.

     23. The Class of shareholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable. Magma has over 24 million shares of common stock outstanding, owned by more than 2,260 record shareholders. Members of the Class are scattered throughout the United States.

     24. The parties opposing the Class have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive and declaratory relief requested herein.

     25. There are questions of law and fact common to members of the Class that predominate over any questions affecting only individual members. The common questions include, inter alia, whether:
                          ----- ----

          a. whether the Individual Defendants wrongfully adopted, and are improperly abusing, the Poison Pill and provisions of the Nevada General Corporation Law to deprive Magma stockholders the right to choose between realizing the certain, substantial cash premium offered by CECI for the common stock of Magma or waiting several years to see whether the Company's so-called "long-term business plan" will enhance the value of Magma stock;

          b. whether defendants, in Magma's Schedule 14D-9 and amendments thereto, misrepresented facts or omitted to state material facts necessary in order to make the statements made not false or misleading in violation of Section 14 of the Exchange Act;

          c. whether defendants have breached, or aided and abetted the breach of the fiduciary duties owed by them to the plaintiffs and other members of the Class by failing and refusing to attempt in good faith to maximize shareholder value;

          d. whether the defendants are unlawfully impeding actual and/or potential acquisition offers at the expense of Magma's public stockholders;

          e. whether the defendants have failed and will continue to fail to negotiate in good faith with CECI or any other prospective purchasers of Magma;

          f. whether the defendants have engaged and are continuing to engage in a plan and scheme to entrench themselves in their positions of control of Magma at the expense of Magma's public stockholders;

          g. whether plaintiffs and the other members of the Class would be irreparably damaged were the defendants not enjoined from continuing in the conduct described in this action; and

          h. whether plaintiffs and the other members of the Class are being and will continue to be injured by the wrongful conduct alleged herein and, if so, what is the proper remedy and/or measure of damages.

     26. The claims of the plaintiffs are typical of the claims of other members of the Class and plaintiffs have no interests that are adverse or antagonistic to the interests of the Class.

     27. Plaintiffs are committed to the vigorous prosecution of this action and have retained competent counsel experienced in litigation of this nature. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

     28. Plaintiffs anticipate that there will not be any difficulty in the management of this litigation as a class action.

     29. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action and the claims asserted herein.

                            SUBSTANTIVE ALLEGATIONS

     30. By the acts, transactions, and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme and/or by aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deprive plaintiff and the Class unfairly of the opportunity to maximize the value of their investment in Magma Power.

CECI Approaches Magma
- ---------------------

     31. Beginning in 1991, CECI and Magma have met on several occasions and discussed a possible business combination between the two companies.
According to CECI and articles in the Wall Street Journal and the Dow Jones News
                                      -------------------         --------------
Wire, such contacts occurred on several occasions during the past year as well.
- ----


Magma Attempts To Delay CECI In
Order To Adopt "Golden Parachutes"
- ----------------------------------

     32. During the summer of 1994, CECI proposed a meeting between management of CECI and Magma to discuss a possible combination of the two companies. A meeting date was set in August, but Magma canceled the meeting shortly before it was to occur, suggesting that it would be scheduled for late September 1994. On Thursday, September 15, 1994, Defendants Pankratz and Boeker spoke with David L. Sokol, CECI's Chairman, President and Chief Executive Officer, to discuss a business combination of the two companies. However, in response to the inquiry from CECI's Chairman, defendants

Pankratz and Boeker stated that they were unwilling to hold the meeting with CECI until after the closing of the financing for Magma's Malitbog project in the Philippines in mid-November. CECI informed Pankratz and Boeker that CECI was considering a possible combination with Magma and that there was no need to delay the meeting because CECI was prepared to negotiate with Magma in good faith on a basis that would value Magma as if the Malitbog financing had closed. Nevertheless, defendants Boeker and Pankratz refused to schedule the meeting.


    33. On that same day, September 15, 1994, the Company entered into "change in control" agreements with each of its six current executive officers, defendants Paul Pankratz and Ralph Boeker; Jon Peele, Executive Vice President, General Counsel and Secretary; Ken Kerr, Senior Vice President -- Commercial Development; Trond Aschehoug, Vice President -- North American Operations, and Wallace Dieckmann, Vice President and Chief Financial Officer) ("Agreement I"), and with nine other officers, defendant Tom Hinrichs; and David Olsen, Vice President -- Marketing; Jim Runchey, Vice President -- Human Resources and Administration; Russ Tenney, Vice President -- Asian Operations, Steve Jaye, Vice President -- Legal Affairs, Mark Robinson; Vice President -- Business Development; Paul Zapf, Corporate Controller; Joe Asiala; Director -- Resource Development and Management; and Jim Turner, Director -- Engineering and Technology) ("Agreement II").

     34. To thwart CECI's offer, Magma deliberately attempted to delay CECI and incentivize its management to leave Magma in the event of a change in control. CECI has repeatedly and publicly stated its intention to negotiate a merger with the interests of Magma's employees and management in mind and indeed, it is in CECI's economic interest to keep most of this team in tact. Nonetheless, under the guise of furthering the interests of Magma and its stockholders, Magma has given fifteen of its officers an economic incentive to leave Magma if there is a change in control. These economic incentives confer upon management enormous sums of money that are far beyond any reasonable amount necessary to assuage any fear an executive may have that a change in control will threaten him or her economically.

     35. Specifically, as set forth more fully in Magma's Schedule 14D-9, Magma's Golden Parachutes have an expansive definition of "Good Reason" for an employee to leave after a change in control, and broad definitions of the circumstances and terms under which senior Magma executives are entitled to benefits upon a change in control.

     36. The Golden Parachutes adopted by Magma provide for millions of dollars in cash payments to Magma's senior executives if they leave Magma's employment for virtually any reason following a change in control.

     37. The Golden Parachutes were obviously hastily conceived, prepared and approved in response to CECI's expression of interest in merging with Magma and as such constitute a response to CECI's proposals far in excess of any perceived threat.

CECI Proposes A Friendly Merger
- -------------------------------

     38. On September 19, 1994, after the close of trading, CECI announced that it had sent a letter to defendants Pankratz and Boeker proposing the acquisition of Magma Power for approximately $840 million. Under the offer, Magma Power shareholders would receive $25 per share in cash and CECI stock worth $10 per share in market value. The offer represented a premium of approximately 22% over the closing price of Magma Power stock on September 19, 1994 of $27.50 per share. The letter clearly stated CECI's willingness to negotiate a friendly merger, stating inter alia:
                ----------

     We hope that our proposed transaction can be consummated amicably and expect to hear from you promptly. I am available to meet with you and Magma's Board to discuss this proposal, and to answer any questions you may have. As you know, California Energy has substantial cash on hand and our financial advisor has confirmed to us that we can conclude any additional financing required to effect the combination of our two companies on a timely basis.

     As I have stressed in our past discussions, we would prefer that the combination of Magma and California Energy be effected on a friendly, consensual basis in which the interest of our respective shareholders, employees, customers and business partners are fairly served. We are, of course, prepared to negotiate in good faith all aspects of our proposal and to work out the terms of a mutually satisfactory merger agreement, containing terms and conditions typical for a transaction of this type.

     . . . [W]e believe that Magma's Board of Directors has a fiduciary responsibility to provide its shareholders with the opportunity to take advantage of this proposal. While we hope that it will not become necessary for us to approach your shareholders directly, in the event that you do not respond to this proposal promptly, we reserve the right to approach your shareholders directly with an exchange offer and/or a consent solicitation to call a special meeting of shareholders for purposes of acting on this proposal and electing directors.

Magma Again Seeks To Delay CECI
In Order To Adopt Defensive Measures
- ------------------------------------

     39. The next day, Magma responded by a letter dated September 20th, stating that the Magma Board of Directors would consider the Offer "in due course" and would inform CECI of Magma's decision "after completion of its evaluation." Simultaneously, in breach of its fiduciary duties, the Board was preparing to adopt additional defensive maneuvers designed to entrench management and Dow in positions of control over Magma and to prevent Magma's shareholders from freely exercising their stockholder franchise to consider whether to accept or reject CECI's proposal.

     40. On September 26, 1994, Magma agreed to allow CECI to meet with Magma's financial advisor, Goldman Sachs & Co. ("Goldman"), to discuss the Offer. As a condition to permitting this meeting, Magma required that CECI refrain from commencing a tender offer or issuing any press releases until after Magma's Board had met on October 2 and 3, 1994. Magma's Board claimed that they would fairly consider the Offer at this special Board meeting. Thus, CECI provided Magma with a draft merger agreement for review by the Board. However, rather than giving fair consideration to the Offer, Magma's Board, in violation of their fiduciary duties, utilized that standstill period to hastily adopt an additional series of illegal impediments to the acquisition and merger of Magma
by CECI or any third party.   a) After Magma's Board of Directors met on october
2 and October 3, 1994, defendants announced that the Board had (1) authorized Magma to enter into a purported stockholder rights agreement (the "Poison Pill"), (2) unilaterally amended Magma's Bylaws to strip shareholders of certain of their rights to take actions by written consent, (3) announced that Magma had previously adopted "Golden Parachutes" and indemnification agreements with its Directors; and (4) that Magma had commenced a lawsuit against CECI in Nevada State Court.

Indemnification Agreement
- -------------------------

      41. On September 20, 1994, the Board authorized Magma to enter into indemnity agreements with all of the Individual Defendants. Those costly and unnecessary agreements increased the protections afforded by Magma's by-laws and articles of incorporation by providing for mandatory advancement of expenses in third party actions against such directors and indemnity in a broad variety of situations, even when the director has acted unlawfully but did not have "reasonable cause" to believe he was doing so.

The Poison Pill
- ---------------

      42. On October 3, 1994, the directors of Magma adopted a share purchase rights plan, also known as a Poison

Pill, which effectively precludes the consummation of a tender offer or business combination that is not approved by the Individual Defendants. The Poison
Pill, which was adopted without a vote of Magma's owners -- the shareholders --
                        -------
is designed to inflict massive economic penalties on a potential acquiror and effectively prevents the stockholders of Magma from freely exercising their stockholder franchise to accept an offer to purchase their shares that does not receive the prior approval of the incumbent Board. Thus, in implementing the Poison Pill, the directors bestowed upon themselves and Dow an unbridled veto power over any tender offer, including the Tender Offer.

      43. Pursuant to the Poison Pill, a dividend or one preferred share purchase right (a "Right") per share of common stock is to be distributed to each of Magma's shareholders of record as of a given date, originally October 14 1994. Each Right represents a right to purchase one one-thousandth of a share of Series A Preferred Stock of the Company ("Preferred Share"), at an exercise price of $125.

      44. The Rights issued pursuant to the Poison Pill are not exercisable or transferable apart from Magma common stock until after the distribution or exercise date. The Rights become exercisable upon the earlier of (i) ten business days after a person or group ("Acquiring Person") has acquired beneficial ownership of 10% or more of Magma's then outstanding common shares, or (ii) ten (10) business days after the announcement of the commencement of a tender offer for more than 20% of the Company's outstanding shares.

      45. After the Exercise Date, certain events, one or more of which would inevitably occur in an attempted acquisition of Magma, trigger "flip-in" or "flip-over" rights that allow Magma's shares and/or the shares of an acquiring company to be sold at deeply discounted prices.

      46. The "flip-in" rights are triggered upon the Exercise Date. If the "flip-in" rights are triggered, all Rights holders, except the potential
                                                    --------------------
acquiror, are entitled to purchase an amount of newly issued Series A preferred
- --------
stock (or shares of Magma stock) at a price equal to twice the then current exercise price. Any Rights held by the potential acquiror become void. As a result, such shareholder forfeits all rights to acquire new preferred stock (or additional common shares) on the same terms and conditions accorded by the Plan to every other shareholder. In this way, the "flip-in" feature flagrantly discriminates against an acquiror by diluting its holdings and increasing exponentially the number of shares the acquiror would have to purchase in order to consummate a merger.

      47. The "flip-over" rights are triggered upon the occurrence of the following events:

          a. Magma engages in a merger or other business combination in which it is not the surviving corporation;

          b. 50% or more of Magma's stock or assets are sold or transferred.

      48. If the "flip-over" rights are triggered, each holder of a Right has the right to purchase common stock of the acquiring 10% stockholder company at a price equal in value to two times the
    ---------
exercise price of the Rights. In this way, the flip-over feature subjects the acquiring company to a massive sale of is own stock, drastically impairing its capital structure.

      49. The purpose of the Poison Pill is to prevent and penalize an attempted acquisition of Magma by making completion of such acquisition financially impossible without the blessing of the incumbent Directors.

      50. Unless the Poison Pill is voided and/or the Rights ultimately are redeemed, Magma's shareholders will be deprived of the opportunity to freely exercise their shareholder franchise and decide for themselves whether they want to accept CECI's premium Tender Offer and Proposed Merger. Recognizing the insurmountable barriers posed by the Poison Pill, CECI has made the Tender Offer and Proposed Merger conditional upon the voluntary or court-ordered redemption or removal of the Rights.

      51. Under the provisions of the Poison Pill, the Individual Defendants may vote to redeem the Rights at $.01 per Right. The Rights may also be redeemed upon director approval of the proposed merger or combination.

      52. The adoption (and implementation) or the Poison Pill has the force and effect of entrenching the Individual Defendants in their corporate offices against any real or perceived threat to their control, and dramatically impairs the rights of Class members to exercise freedom of choice in a proxy contest or to avail themselves of a bona fide offer to
                         ---------
purchase their shares by an acquiror unfavored by incumbent management. This fundamental shift of control of the Company's destiny from the hands of its shareholders to the hands of the Individual Defendants results in a heightened fiduciary duty of the Individual Defendants to consider, in good faith, a third party bid, and further requires the individual Defendants to pursue a third party's interest in acquiring the Company and to negotiate in good faith with a bidder on behalf of the Company's shareholders.

The By-Law Amendment
- --------------------

      53. Magma's Bylaws had previously allowed a majority of Magma's stockholders to take any corporate action which they favored by written consent. During the October 2 and 3, 1994 Board meeting, the Individual Defendants, without any notification to Magma's shareholders, withdrew this basic vehicle for shareholder democracy in the face of CECI's previously stated intention to commence a consent solicitation in support of its proposal to acquire Magma if defendants were unwilling to negotiate a friendly transaction with CECI.

      54. The Bylaw amendment was not a reasonable response to any real or perceived threat posed by CECI because it directly denied all Magma shareholders the opportunity to take action by written consent to promptly resolve matters of concern to them. The change to the Bylaws put in place a much more cumbersome and less effective means for the majority of Magma stockholders to act in their own best interests, requiring a majority of Magma stockholders to call a special meeting of the shareholders at which proposals could then be presented,considered and voted upon.

Refusal To Opt-Out Of Nevada "Business Combination" Statute
- -----------------------------------------------------------

      55. Magma's Schedule 14D-9 filed on October 11, 1994 describes Sections
78.411 through 78.444 of the General Corporation Law of Nevada (the "Nevada Business Combination Statute") which makes it impossible to effect a merger not blessed by directors, for three years. Noting that Magma had not opted out from the coverage of that statute, the Schedule 14D-9 commented that "[u]nless, the Board of Directors approves [CECI's Tender Offer] prior to its consummation, California Energy will be unable to effect a merger with the Company for a period of three years from the consummation of the offer .. . "

      56. The Tender Offer is conditioned, among other things, on Magma entering into a definitive merger agreement with CECI providing, inter alia, that (a) the
                                                        ----------
Nevada Business Combination Statute does not apply to the Tender Offer or the proposed second step merger, and (b) the Rights issued pursuant to the Poison Pill do not apply to the Tender Offer or the proposed second step merger. Although the Offer to Purchase reflects that CECI may determine,in its sole discretion, to waive the merger agreement condition, the Offer to Purchase reflects that CECI may determine, in its sole discretion, to waive the merger agreement condition, the Offer to Purchase states that CECI does not currently intend to waive such condition unless it determines, in its sole judgment; inter
                                                                           -----
alias, that, (a) the Nevada Business Combination Statute is invalid or otherwise
- -----
inapplicable to
the Tender Offer and proposed merger, and (b) that the Poison Pill Rights have been redeemed, invalidated or are otherwise inapplicable to the Tender Offer and Proposed Merger.

     57. Despite the significant value to Magma Power shareholders, defendants have indicated they do not intend to fairly consider the Tender Offer nor act with regard to the fiduciary duty that they owe Magma's shareholders to fully inform themselves about a business combination with CECI.

Dow's Conflict of Interest
- --------------------------

     58. Dow has been a significant Magma shareholder since 1981 when the current Magma Power Company came into existence. Over the past fourteen years, Dow has obtained additional shares of Magma common stock through a series of stock purchase agreements and a variety of service agreements, which, among other things, permitted Dow to elect to receive payment in shares of Magma common stock, rather than in cash. Dow's may service agreements with Magma have not only been economically lucrative to Dow, but they have created an unusual level of interdependence between Dow and Magma.

     59. On May 27, 1993 Dow announced its intention to sell five million shares of Magma common stock in a proposed underwritten secondary offering and on June 29, 1993 Magma's registration statement pertaining to the offering (which had been reduced to 4 million shares of Magma stock) became effective and Dow sold 3,635,000 shares of such amount at a net price of $30.88. Prior to the sale of shares in the secondary offering, Dow, as of June 29, 1993, had sole voting and dispositive power over 9,180,287 shares of Magma common stock (including unexercised options), or 39.1%.

     60. On October 12, 1993 Dow surrendered a "special stock option" to purchase two million shares of Magma common stock, which it had received pursuant to a 1987 stock agreement, in consideration of the issuance to it of 857,143 shares of Magma common stock. Pursuant to an agreement with Magma ("the surrender agreement"), Dow was required to comply with certain "lock-up" obligations which, among other things, precluded it from selling the shares of Magma stock it received until September 30, 1994. However, Dow entered into a series of transaction with respect to this block of stock that were not publicly disclosed until September 23, 1994, after CECI had made its Offer to Magma. Pursuant to these transactions, on September 12, 1994, Dow sold $57,143 shares of Magma stock to Guarantia Banking Limited, a Bahamian corporation ("Guarantia") for $28.25 per share, or approximately $24 million dollars. At the same time, Dow also entered into a stock option agreement with Guarantia, under which Dow paid Guarantia $150,000 in exchange for the right to re-purchase the Magma common stock at any time after September 29, 1994 for the same price of $28.25 per share, or approximately $24 million dollars. Dow also entered into a second stock option agreement, pursuant to which, for consideration of only $150,000, Dow received an apparently perpetual option to purchase 857,143 shares of Magma common stock from Guarantia at any time after September 29, 1994 for the same price of $28.35 per share that it had paid to

Guarantia (the "Guarantia Option"). In order to enter these transactions, Dow had Magma enter into an amendment to the surrender agreement, dated July 26, 1994, releasing Dow from the "lock-up" obligations it had previously agreed to, including the requirement that it not sell the 857,143 shares of Magma stock it received until September 30, 1994. Like the rest of the Dow/Guarantia deal, this transaction was also not disclosed until September 23, 1994. In connection with the disclosure Dow did make concerning the Dow/Guarantia transaction, Dow stated that it was not aware of CYCI's proposal to purchase Magma for $35.00 per share when it entered into its transactions with Guarantia, which Dow claimed were done for tax characterization purposes. On October 7, 1997, Dow belatedly made public the fact that on September 30, 1994, it had exercised its option with Guarantia and re-acquired the 857,143 shares of Magma common stock it had sold to Guarantia.

     61. Of the 5,032,430 shares of Magma common stock owned by Dow as of September 30, 1994, approximately 4 million shares are held in escrow for delivery upon the exchange of 5 3/4% Subordinated Exchangeable Notes of Dow due April 1, 2001 that were issued by Dow in connection with an offering made in 1993. The notes are exchangeable into Magma common stock, at any time, at an exchange rate of 26.66667 shares of Magma stock per $1,000 principle amount of the notes. The escrow agreement between Dow and Morgan Guaranty Trust Company of New York, as Escrow Agent, provides, among other things, that Dow has retained the right to vote the escrow shares and also to direct their disposition under certain limited circumstances. Magma has stated in its schedule 14D-9 that to the extent noteholders exercise their exchange rights, Dow's ownership interest in Magma would decrease. However, this statement is highly misleading because defendants failed to disclose that Dow has rights to obtain the Magma shares by providing converting noteholders with cash in lieu of Magma shares, and thus, Magma failed to fully disclose Dow's financial interest in Magma and its inability to benefit from CECI's offer in the same manner as other Magma shareholders that results from the exchangeable note and escrow arrangements.

     62. Defendants clearly failed to inform Magma's shareholders and the public in its statements in its 14D-9 of a conflict of interest between Dow and Magma's public stockholders. These facts directly impact Dow's reasons for opposing the Tender offer and the basis for the Individual Defendants' rejection of the Tender Offer. The acquisition of the Guarantia Option and any decisions to cash-out noteholders rather than exchange stock would constitute "purchases" of Magma stock by Dow under Section 16 of the Exchange Act. Thus, such purchase would have to be matched with any subsequent sales in the following six month period. Accordingly, Dow is unable to take advantage of much of the benefits of the Tender Offer, or any acquisition of Magma occurring before March 1995, because it would incur short-swing profit liability under Section 16(b) of the Exchange Act if the Option Shares or the shares held in escrow and cashed-out, were tendered at a premium price. Accordingly, in considering the Tender Offer, there is a clear conflict between Dow's economic interests, which many of the Individual Defendants are bound to protect, and the economic interests of Magma's other stockholders, which defendants have a fiduciary duty to protect.

     63. Accordingly, the Individual Defendants have a conflict which prevents them from fairly considering any acquisition proposal at the current time, a conflict that was not disclosed and may render any actions taken by Magma's Board in connection with the Tender Offer invalid under Nevada law.

     64. Defendants owe fundamental fiduciary obligations to Magma's shareholders to take all necessary and appropriate steps to maximize the value of their shares. In addition, the Individual Defendants have the responsibility to act independently so that the interests of Magma's public stockholders will be protected, to seriously consider all bona fide offers for Magma, and to
                                        ---------
conduct fair and active bidding procedures or other machanisms for checking the market to assure that the highest possible price is achieved. Further, the directors of Magma must adequately ensure that no conflict of interest exists between the Individual Defendants' own interests and their fiduciary obligations to maximize stockholder value or, if such conflicts exist, to insure that all such conflicts will be resolved in the best interests of the Company's shareholders.

     65. Magma represents a nighly attractive acquisition candidate. Defendants' recalcitrance to negotiate a definitive merger agreement in the past and their current resistance to seriously consider CECI's formal offer, have no valid business purpose, and simply evidences their disregard for the attractive premium being offered to Magma's shareholders. Defendants' conduct would deprive Magma's public shareholders of the very substantial control premium which CECI is prepared to pay or of the enhanced premium that further negotiation or exposure of Magma Power to the market could provide.

     66. Because defendants dominate and control the business and corporate affairs of Magma and because they are in possession of private corporate information concerning Magma Power's assets, businesses and future prospects, there exists an imbalance and disparity of knowledge of economic power between defendants and the public shareholders of Magma Power. This discrepancy makes it grossly and inherently unfair for defendants to entrench themselves at the expense of its public shareholders.

Magma's Rejection Of the Tender Offer
and False and Misleading Statements
- -------------------------------------
     67. On October 10, 1994, Magma announced that its Board of Directors had determined that CECI's Tender Offer was not in the best interests of Magma stockholders. The next day, Magma filed its Schedule 14D-9 detailing its purported reasons for failing to recommend CECI's Tender Offer to its stockholders. In the Schedule 14D-9, Magma knowingly made numerous false and misleading statements of material facts and omitted to state material facts necessary to make other statements in the Schedule 14D-9 not misleading. For example, the Magma
Schedule 14D-9:

          a. falsely states that $35 per share does not remotely reflect Magma's true value when $35 per share is not a substantial premium over the price at which Magma's stock was trading prior to the announcement of CECI's September 19th proposal;

          b. states that the Magma Board of Director's recommendation to reject the Tender Offer is based on the factors listed in Item 4(b) of the
     Schedule 14D-9, but omits to state that defendants oppose the Tender Offer because they desire to preserve their positions, and Dow's position, of control over Magma, and desire to protect Dow's interests at the expense of Magma's other shareholders;

          c. fails to adequately disclose the conflict between Dow's economic interest and those of other Magma stockholders considering the Tender Offer and Proposed Merger, resulting from its situation under Section 16(b) of the Securities Act of 1934; and

          d. fails to fully and adequately disclose the special relationships between Dow and Magma and its directors and the impact of the defendants' relationships on the Individual Defendants' determination to reject CECI's Tender Offer.

     68. In view of the summary rejection of CECI's Tender Offer by the Magma Board of Directors, it is highly unlikely that the Magma Board, absent action by this Court, will revoke the Poison Pill, redeem the Rights, revoke its Bylaws amendment eliminating action by written consent.

invalidate the "golden parachute" and indemnification agreements, correct its false disclosures, or take such actions as are necessary to opt-out of the Nevada Business Combination Statute prior to the time when the Tender Offer is scheduled to close. Accordingly, Magma's stockholders will never have the opportunity to make their own decision concerning Magma's offer. Similarly, if Magma is not required to correct its false disclosures, Magma shareholders will not learn the true facts concerning CECI's Tender Offer and CECI will be damaged in its ability to pursue the Tender Offer.

     69. The Individual Defendants have breached their fiduciary and other common law duties owed to plaintiffs and the other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the Class,

     70.  The Individual Defendants were and are under a duty to:

          a. fully inform themselves before taking, or agreeing to refrain from taking, action;

          b.  elicit, promote, consider and evaluate reasonable and bona fide
                                                                    ---------
              offers for the Company, including CECI's overtures and offer;

          c. act in the interest of the equity owners and other constituencies of the Company;

          d. refrain from acting in their own personal self-interest or in the personal interest of other Board members;

          e.  maximize shareholder value;

          f. obtain the best financial and other terms when the Company, or control of the Company, is for sale or the Company's independent existence will be materially altered by a transaction; and

          g.  act in accordance with their fiduciary duties of care and loyalty.

                                    COUNT I

                             CLAIM FOR DECLARATORY
                            RELIEF RE: POISON PILL
                            ----------------------

          71. Plaintiffs repeat and reallege each allegation contained in paragraphs 1 through 72 as if fully set forth herein.

          72. On October 3, 1994, without stockholder approval, defendants adopted the Poison Pill.

          73. The Individual Defendants adopted the Poison Pill after CECI communicated to Magma its proposal to acquire Magma. Such adoption was an obvious measure designed to deter an acquisition and perpetuate management in office. By adopting the Poison Pill under such circumstances and for such purpose, the Individual Defendants breached their fiduciary duties in violation of applicable law to the injury of all Magma stockholders.

          74. Magma's Board has made no announcement of any intention to invalidate the Poison Pill or redeem the Rights. To the contrary, it has sought relief in the form of an order declaring that the Poison Pill was not adopted in
                                                                      -------
violation of
applicable law and/or in breach of the Magma's Directors' fiduciary duties.

     75.  Plaintiffs have no adequate remedy at law.

                                   COUNT II

                          FOR VIOLATIONS OF SECTIONS
                      14(d) AND 14(e) OF THE EXCHANGE ACT

     76. Plaintiffs repeat and reallege each allegation contained in paragraphs 1 through 77 as if fully set forth herein.

     77. The rules of the Securities and Exchange Commission (the "SEC") required Magma to file publicly with the SEC a Schedule 14D-9, (17 C.F.R. 240.14d-9; 17 C.F.R. 240.14d-10), in connection with any response by Magma to the Tender Offer, including any recommendation by Magma to its stockholders regarding the Tender Offer.

     78.  Magma's position in its Schedule 14D-9 was, inter alia, that holders
                                                      ----------
should not tender into the offer. In its Schedule 14D-9, Magma recommends rejection of CECI's Tender Offer on the principal ground that $35 per share to be paid to stockholders pursuant to the offer is grossly inadequate and unfair to the Company's stockholders and that, particularly in light of the Company's future prospects, the Company's remaining an independent entity would be superior alternative to the offer.

     79. Item 4(b) of Schedule 14D-9 requires the subject company to state the reasons for its position with respect to the Tender Offer. The SEC's instructions to Item 4(b) expressly state that, conclusory statements such as 'The tender offer is not in the best interest of stockholders,' will not be considered sufficient disclosure in response to Item 4(b). Item 8 of Schedule 14D-9 also requires the subject company to furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading. The purpose of these requirements is, inter alia, to ensure that stockholders of the subject
                          ----------
company are provided with enough information to understand and evaluate the bases for and validity of the subject company's recommendation.

     80. Section 14(e) of the Exchange Act provides in pertinent part as follows:

     It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or . . . any solicitation of security holders in opposition to . . . any such offer . . .

     81. Magma's Schedule 14D-9 provides inadequate information about the source of, bases for, or assumptions underlying, the determination that $35 per share is inadequate. The foregoing valuation is obviously material to stockholders and is the primary fact which Magma believes will be most persuasive with its stockholders. These omissions leave Magma stockholders wholly incapable of assessing what Magma claims to be the significance and validity of this valuation.

      82. The omission of such material information in itself violative of the disclosure requirements of Schedule 14D-9 and also renders misleading other statements contained in Magma's Schedule 14D-9.

      83. Magma's Schedule 14D-9 violates Sections 14(d) and 14(e) of the Exchange Act, and the rules and regulations promulgated thereunder by the SEC, in that it fails to disclose material information required to be disclosed and is materially false, misleading, deceptive and manipulative by virtue of the material non-disclosures that are described more fully above.

      84. By reason of the foregoing, Magma (and defendants who control Magma) has violated and is continuing to violate Sections 14(d) and 14(e) of the Exchange Act and the rules and regulations promulgated thereunder.

                                   COUNT III
                       INDIVIDUAL DEFENDANTS' BREACH OF
                      FIDUCIARY DUTIES OWED TO PLAINTIFFS

      85. Plaintiffs repeat and reallege each allegation contained in paragraphs 1 through 86 as if fully set forth herein.

      86. The Individual Defendants owe fundamental fiduciary obligations to Magma's stockholders to take all necessary and appropriate steps to maximize the value of their shares. In addition, the Individual Defendants have the responsibility to act independently so that the interests of Magma's public stockholders will be protected, to seriously consider all bona fide offers for
                                                          ---------
Magma, and to implement fair
an active bidding procedures or other mechanisms for checking the market to assure that the highest possible price is achieved. Further, the Magma directors must adequately insure that no conflict or interest exists between defendants' own interest and their fiduciary obligations to maximize stockholder value or, if such conflicts exist, to insure that all such conflicts will be resolved in the best interests of the Magma's public stockholders.

          87. Magma represents a highly attractive acquisition candidate. The Individual Defendants' conduct has deprived and will continue to deprive the Magma public stockholders of the very substantial premiums now being offered and which further exposure of Magma to the market could provide.

          88. The Individual Defendants have breached their fiduciary and other common law duties owed to plaintiffs and other members of the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of the class in order to benefit themselves and other members of Magma senior management.

          89. Moreover, the Individual Defendants have refused to take those steps necessary to ensure the Magma's stockholders will receive maximum value for their shares of Magma stock. The Individual Defendants have refused to seriously consider CECI's offers, and have failed to announce any active auction or open bidding procedures best calculated to maximize stockholder value in selling Magma.

     90. The Individual Defendants are acting to entrench themselves in their offices and positions and maintain their substantial salaries and perquisites, all at the expense and to the detriment of Magma's public stockholders.

     91. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and as part of a common plan and scheme in breach of their fiduciary duties and obligations, are attempting unfairly to deprive plaintiffs and the other members of the class of the premiums they could realize in an acquisition transaction and to ensure continuance of their positions as directors and officers, all to the detriment of Magma and its stockholders. The Individual Defendants have been engaged in a wrongful effort to entrench themselves in their offices and positions of control and prevent the acquisition of Magma except on terms which would further their own personal interests.

     92. The present events represent the culmination of an entire plan and scheme by which the Individual Defendants have sought to insulate themselves from hostile takeovers and assure that any acquisition of Magma would not occur except under circumstances directly serving their personal interests at the expense of Magma public stockholders.

     93. By virtue of the acts and conduct alleged herein, the Individual Defendants, who control the actions of Magma, have carried out a preconceived plan and scheme to place their own personal interests ahead of the interests of

Magma's public stockholders and thereby entrench themselves in their offices and positions within Magma. The Individual Defendants have violated their fiduciary duties owed to plaintiffs and the Class in that they have not and are not exercising independent business judgment and have acted and are acting to the detriment of Magma's public stockholders for their own personal benefit.

     94. As a result of the actions of the Individual Defendants, plaintiffs and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Magma assets and business and/or have been and will be prevented from obtaining a fair and adequate price for their shares of Magma's common stock.

     95. The Individual Defendants have further breached their fiduciary duties to Magma's stockholders by improperly using the Poison Pill and Nevada Business Combination Statute to entrench themselves in their positions and by authorizing adoption of Golden Parachutes designed and intended to thwart any fair offer for Magma.

     96. Plaintiffs seek preliminary and permanent injunctive relief and declaratory relief preventing defendants from inequitably and unlawfully depriving plaintiffs and the Class of their right to realize a full and fair value for their stock at a substantial premium over the market price, and to compel defendants to carry out their fiduciary duties to maximize stockholder value in selling Magma.

     97. Only through the exercise of this Court's equitable powers can plaintiffs be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

     98. Unless enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiffs and the other members of the Class, and/or aid and abet and participate in such breaches of duty, and will prevent the sale of Magma at a substantial premium, all to the irreparable harm of plaintiffs and the other members of the Class.

     99. Plaintiffs have no adequate remedy at law.

                                   COUNT IV

                     FOR DECLARATORY AND INJUNCTIVE RELIEF
                    COMPELLING MAGMA'S DIRECTORS TO APPROVE
                     A BUSINESS COMBINATION WITH CECI FOR
              PURPOSES OF THE NEVADA BUSINESS COMBINATION STATUTE

     100. Plaintiffs repeat and reallege each allegation contained in paragraphs 1 through 101 as if fully set forth herein.

     101. Under Nevada law, the fiduciary duties of Magma's directors require them, in the circumstances presented, to take all measures necessary under the Business Combination Statute to protect Magma's stockholders' basic right to consider CECI's premium offer freely and on its merits.

     102. The refusal of Magma's Board to take such measures under the Business Combination Act, including the refusal to approve a business combination with CECI once Magma has extracted CECI's highest price, will deprive Magma's stockholders of any meaningful right to choose to accept CECI's ultimate offer and thus, constitutes a branch of the Individual Defendants' fiduciary duties under Nevada law.

     103. Plaintiffs have no adequate remedy at law.

     WHEREFORE, plaintiffs demand judgment as follows:

          (a) Declaring this to be a proper class action and certifying plaintiffs as class representatives;

          (b) Ordering the Individual Defendants to carry out their fiduciary duties to plaintiffs and the other members of the Class by announcing their intention to:

              (i) cooperate fully with any entity or person, including CECI, having a bona fide interest in proposing any transactions that would
                   ---------
          maximize shareholder value, including but not limited to, a merger or acquisition of Magma;

              (ii) immediately undertake an appropriate evaluation of Magma's worth as a merger/acquisition candidate;

              (iii) takes all appropriate steps to effectively expose Magma's value and attractiveness as a merger/acquisition candidate;

              (iv) take all appropriate steps to effectively expose Magma to the marketplace in an effort to create an active auction of the Company;

              (v) act independently so that the interests of the Company's public shareholders will be protected; and

              (vi) adequately ensure that no conflicts of interest exist between the Individual Defendants' own interest and their fiduciary obligation to maximize shareholder value or, in the event such conflicts exist, to ensure that all conflicts of interest are resolved in the best interests of the public shareholders of Magma;

          (c) Declaring and adjudging the Poison Pill as ultra vires and void;
                                                         ----- -----

          (d) Declaring unlawful and enjoining the Golden Parachute Plans and to enjoin any further amendment of those plans in response to CECI's Tender Offer;

          (e) Declaring that Magma has violated Sections 14(d) and 14(e) of the Exchange Act, and the rules and regulations established thereunder, and that any solicitation by Magma in opposition to CECI's Tender Offer is unlawful;

          (f) Preliminarily and permanently enjoining defendants from engaging in any solicitation in opposition to CECI unless and until they comply with the Exchange Act and the rules and regulations established thereunder;

          (g) Temporarily, preliminarily and permanently enjoining defendants from utilizing the Poison Pill or from taking any other action with respect to the Rights, except to redeem them;

          (h) Ordering the Individual Defendants, jointly and severally to account to plaintiffs and the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

          (i) Awarding plaintiffs the costs and disbursements of this action, including a reasonable allowance for plaintiff's attorneys' and expert' fees; and

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

          (j) Granting such other and further relief as may be just and proper.

Dated: October 28, 1994

                                   ANDERSON, PEARL, HARDESTY, LYLE,
                                     MURPHY & BENNETT


                                   By:  /s/ JAMES W. HARDESTY
                                     --------------------------------------
                                        James W. Hardesty
                                        245 East Liberty Street
                                        Third Floor
                                        P.O. Box 21150
                                        Reno, Nevada   99515-1150
                                        (702) 348-5000

                                   Attorneys for Plaintiffs


Of Counsel:

WECHSLER SKIRNICK HARWOOD
  HALEBIAN & PEPPER
555 Madison Avenue
New York, New York 10022
(212) 935-7400

     - and -

LAW OFFICES OF
  LIONEL Z. GLANCY
1299 Ocean Avenue
Suite 323
Santa Monica, California 90401
(310) 319-3277

Counsel for William Steiner

GOODKIND LABATON RUDOFF
  & SUCHAROW
100 Park Avenue
New York, New York 10017
(212) 907-0860

     - and -

MILBERG WEISS BERSHAD
  SPECTKRIE & LERACH
600 West Broadway, Suite 1800
San Diego, California 92101-5050
(616) 232-1090

Counsel for Plaintiff Charles Miller

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